Exhibit 99.1

FOR IMMEDIATE RELEASE

MICHAEL M. LARSEN NAMED PRESIDENT AND CEO OF GARDNER DENVER

Wayne, PA – November 19, 2012 – Gardner Denver, Inc. (NYSE: GDI) today announced that its board of directors has unanimously appointed Michael M. Larsen as President and Chief Executive Officer, effective immediately. Mr. Larsen had served as Vice President and Chief Financial Officer of Gardner Denver since 2010 and as Interim Chief Executive Officer since July 2012.

Mr. Larsen was also appointed to the Gardner Denver board of directors, effective immediately. Mr. Larsen was appointed to the class of directors whose term of office expires at the 2015 Annual Meeting of Shareholders. With the addition of Mr. Larsen, Gardner Denver’s board now consists of nine directors, eight of whom are independent.

“After a thorough search, we are pleased to announce Michael’s appointment as President and CEO on a permanent basis,” said Diane Schumacher, independent Chairperson of the Board. “This appointment reflects the unanimous recognition by our board of the importance of Michael’s numerous contributions, including serving as Interim CEO since July and as CFO since 2010. Michael has been intimately involved in developing and executing Gardner Denver’s strategy for profitable growth and has led Gardner Denver’s strong performance in a challenging environment. Under his leadership, Gardner Denver has improved productivity and reduced structural costs and remains focused on these efforts as evidenced by the recently announced restructuring of the Company’s European operations. Michael’s knowledge of our company and industry will be a valuable asset as we continue to execute on our strategy and work to enhance value for all Gardner Denver shareholders.”

Ms. Schumacher continued, “The Gardner Denver board, together with its management team and the Company’s financial advisor, continue to explore strategic alternatives for the Company, including enhancing the Company’s existing strategic plan or a possible sale or merger of the Company. The board remains committed to this process, and we intend to thoughtfully and carefully evaluate options available to the Company in order to enhance shareholder value.”

The Company stated that no decision has been made and that there can be no assurance that the board’s exploration of strategic alternatives will result in any transaction being entered into or consummated. Gardner Denver does not intend to discuss or disclose developments with respect to this process until the board has approved a definitive course of action.

Mr. Larsen will continue to fulfill the role of Chief Financial Officer while a search is conducted and until a successor is named.

About Michael M. Larsen

Michael Larsen was appointed Interim Chief Executive Officer of Gardner Denver, Inc. in July 2012 and has served as Vice President and Chief Financial Officer since October 2010. Prior to joining Gardner Denver, Mr. Larsen spent 15 years with General Electric Company, where he held a number of finance roles with increasing responsibility, including CFO of GE Water & Process Technologies. He began his GE career at GE Healthcare as part of the Financial Management Program in 1995. Mr. Larsen is a graduate of the American University of Paris and holds a Masters of Business Administration from Columbia University and London Business School.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Contact:

Vikram U. Kini

VP, Investor Relations

Tel. (610) 249-2009

Matthew Sherman / Jennifer Beugelmans / Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

Tel. (212) 355-4449